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Coopers                                       Coopers & Lybrand L.L.P.

& Lybrand                                     a professional services firm


                                                                    EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of The Carbide/Graphite Group, Inc. on Form S-8 (Registration No. 333-570) of our reports dated September 10, 1996 on our audits of the consolidated financial statements and financial statement schedule of The Carbide/Graphite Group, Inc. and Subsidiaries as of July 31, 1996 and 1995 and for each of the three years in the period ended July 31, 1996, which reports are incorporated by reference or included in this Form 10-K.





Pittsburgh, Pennsylvania
October 28, 1996




















   Coopers & Lybrand L.L.P., is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.